Exhibit 99.1

To:	FPIC Insurance Group, Inc. Executive Officers and Directors

From:	T. Malcolm Graham

Re:	Notice Pursuant to Regulation BTR with Respect to a Blackout Period Arising Under the FPIC Insurance Group, Inc. 401(k) Plan

Dated:	August 20, 2007

As you may already know, the Company plans to change the plan provider for its 401(k) Plan.  This change requires a temporary suspension or “Blackout Period” with respect to Investments or other transactions in accounts under the 401(k) plan.

The Blackout Period will begin on September 21, 2007, and end on or before a date to be determined anticipated to be no later than October 18, 2007.  During the Blackout Period, participants in the Plan will be precluded from, among other things, directing the investment of or engaging in other transactions with respect to their existing account balance under the Plan.

As a result of the Blackout Period under the Plan, executive officers and directors of the Company will be prohibited pursuant to Section 306(a) of The Sarbanes−Oxley Act of 2002 and Regulation BTR from purchasing or selling certain shares of the Company’s common stock or certain derivative securities tied to the value of the Company’s common stock while that Blackout Period remains in effect.  Except to the extent otherwise provided in Regulation BTR, the prohibition generally covers any acquisition or disposition of the Company’s common stock or related derivative securities acquired in connection with the covered individual’s service or employment with the Company.

Any questions concerning the Blackout Period or the transactions affected by the Blackout Period should be addressed to T. Malcolm Graham, the Company’s General Counsel, at the Company’s headquarters at 225 Water Street, Suite 1400, Jacksonville, Florida 32202 or by telephoning him at (904) 360-3758.

During the Blackout Period, a director or executive officer may obtain, without charge, information as to whether the Blackout Period has ended by contacting Mr. Graham at the address noted above.  In addition, during the Blackout Period and for a period of two years after the ending date of the Blackout Period, a security holder or other interested person may obtain, without charge, the actual beginning and ending dates of the Blackout Period by contacting Mr. Graham at the address noted above.